Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Physicians Realty Trust and Physicians Realty L.P. for the registration of common shares, preferred shares, debt securities, guarantees of debt securities of Physicians Realty L.P., depositary shares, warrants, and units of Physicians Realty Trust and debt securities of Physicians Realty L.P., and to the incorporation by reference therein of our report dated February 27, 2020, with respect to the consolidated financial statements and schedule of Physicians Realty Trust included in Physicians Realty Trust’s and Physicians Realty L.P.’s Combined Annual Report (Form 10-K) for the year ended December 31, 2019, our report dated February 27, 2020 with respect to the effectiveness of internal control over financial reporting of Physicians Realty Trust included in Physicians Realty Trust’s and Physicians Realty L.P.’s Combined Annual Report (Form 10-K) for the year ended December 31, 2019, our report dated February 27, 2020, with respect to the consolidated financial statements and schedule of Physicians Realty L.P. included in Physicians Realty Trust’s and Physicians Realty L.P.’s Combined Annual Report (Form 10-K) for the year ended December 31, 2019, and our report dated September 8, 2017, with respect to the statement of revenues and certain direct operating expenses of Baylor Charles A. Sammons Cancer Center for the year ended December 31, 2016 appearing in Physicians Realty Trust's and Physicians Realty L.P.'s Current Report on Form 8-K/A, all filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
February 27, 2020